Acorn Energy Announces First Quarter 2012 Results

MONTCHANIN, Del., May 10, 2012 - Acorn Energy, Inc. (NASDAQ: ACFN), an energy technology holding company, today announced the results for the first quarter ended March 31, 2012. For the quarter, revenues increased 37% from $3.1 million to $4.2 million compared to the first quarter of 2011. All portfolio companies recorded increased revenues with the major contributions coming from GridSense, up 43% or $277,000 and DSIT, up 26% or $630,000. Each subsidiary is currently engaged in expanding operations to accelerate growth, resulting in increased losses for the first quarter to $4.2 million, or $0.24 per share from the 2011 first quarter loss of $2.2 Million or $0.13 per share. The above results include those of OmniMetrix, LLC from February 15, 2012, the date of its acquisition.

John Moore, CEO of Acorn Energy, stated, “The first quarter of 2012 set the stage for another exciting year for Acorn Energy. We continue to focus on applying innovative technologies to make the huge world-wide energy infrastructure cleaner, safer, cheaper and more reliable. At the same time alternative energy has attracted great attention and capital. More recently, for a number of very logical and practical reasons, the alternative energy noise has quieted, and the Acorn thesis of “getting more out of what we have” is gaining traction. The recent economic viability of huge new oil and gas reserves through horizontal drilling and fracking technologies underscores a simple fact: the U.S. use of fossil fuels cannot be meaningfully reduced by alternative energies within the next two or three decades.

“Acorn Energy is in the right place at the right time. For example, the Department of Energy has said that applying 4D seismic to just 10% of US reservoirs could help propel America once again to be the world’s largest producer of oil. Another study by the Center for Strategic & International Studies stated that using unconventional production techniques to increase domestic supplies of oil and gas could displace enough OPEC oil imports over a twenty-five year period to shift the balance of trade by $10 trillion.”

DSIT

DSIT Solutions, Ltd., based in Israel, offers a full range of sonar and acoustic-related solutions for strategic energy installations and other critical infrastructure, mostly those vulnerable to water access sabotage.  In 2012 the Company will benefit from a $12.3 million diver detection sonar order received in the fourth quarter of 2011, as well as a growing worldwide recognition for the need to protect harbor and energy installations from terrorist attacks. DSIT is also entering into seismic applications leveraging on its experience in underwater acoustic signal analysis.  First quarter revenue in 2012 increased from $2.4 million to $3.0 million and the company expects continued growth from a large pipeline of both government and commercial potential orders.  During the quarter, DSIT recorded net income of approximately $60,000 versus a breakeven first quarter of 2011.

US Seismic Systems (USSI)

USSI has developed a seismic fiber-optic geophone to better map existing oil and gas reservoirs for greater extraction as well as to continuously monitor wells for safety. As this new state-of-the-art technology gains acceptance, it could greatly increase the current $1.5-$2.0 billion seismic annual spending because of the high return on investment from greater reliability at lower cost.

USSI systems are currently being tested in a number of land and offshore sites by the Department of Energy, by large energy service contractors and by oil and gas production companies. Management expects to move into commercial production in the second half of 2012 and Acorn Energy has invested $5 million toward building capacity, installing equipment and adding skilled personnel. Revenue for the quarter was a nominal $121,000 and losses were $1.7 million because of infrastructure build-out.

GridSense

GridSense develops and markets remote monitoring systems for electric utilities and industrial facilities worldwide. Its systems provide outage management and power quality monitoring to better and more efficiently manage grid operations. In the 2012 first quarter, GridSense revenue increased 43% from approximately $0.6 million to $0.9 million, despite the fact that the first quarter tends to be a slow period for expenditures by electric utilities. The net loss was $1.2 million versus $0.8 million in the first quarter of 2011. The increase in losses was primarily attributable to increased marketing costs and the addition of sales personnel. Management expects to see increasing demand in 2012 as its order by a major electric utility in 2011 for transformer monitors becomes an industry showcase.

OmniMetrix

In February, Acorn acquired OmniMetrix, LLC, which is a leading developer and provider of remote monitoring equipment and systems for emergency power generators and underground pipelines. Many of these generators serve critical requirements such as hospitals, nursing homes and cell phone towers. It is estimated that 10% of the non-monitored generators do not turn on when required.

OmniMetrix also is currently planning a program to penetrate the home back-up generator market, a new and exciting opportunity because only 2% of U.S. homes have installed generators and the demand has been rapidly growing due to severe storms and decreasing grid reliability. In addition, OmniMetrix has developed and markets a remote cathodic protection monitoring system which helps prevent losses associated with pipeline corrosion. The industry spends $7 to $10 billion annually repairing and replacing corroded steel pipelines and the increase in the U.S. gas production requires more pipeline capacity, which expands the opportunities for OmniMetrix. Revenue during the first quarter from the February 15th 2012 acquisition date, totaled $155,000. Acorn Energy will provide the capital to accelerate OmniMetrix’s growth.

Conference Call Information

Acorn Energy will host an investor call on Friday, May 11 at 11:00am EDT to discuss its first quarter 2012 results and developments. To participate in the conference call, please dial 800-860-2442 or 412-858-4600 (Intl) (no pass code required). If you are unable to participate in the live call, a digital replay of the call will be available through 9:00am on May 28, 2012 by dialing 877-344-7529 or 412-317-0088 and entering access code # 10014008.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company focused on making energy better by providing digital solutions for energy infrastructure asset management. The four businesses in which we have controlling interests, improve the world's energy infrastructure by making it: more secure - providing security solutions for underwater energy infrastructure (DSIT); more reliable - providing condition-based monitoring to critical assets on the electric grid (GridSense, OmniMetrix) and more productive and efficient - increasing oil and gas production while lowering costs through use of permanent ultra-high sensitive seismic tools that allow for a more precise picture of reservoirs (US Seismic). For more information visit: http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn Energy, Inc. or its operating companies will continue to grow their respective businesses, or that any of them will meet the expectations or execute the initiatives described or referred to above. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K and its 2012 First Quarter 10-Q as filed by the Company with the Securities and Exchange Commission.

Investor Contact:

Paul G. Henning

Cameron Associates

(212) 554-5462

Paul@cameronassoc.com

- Financial Tables To Follow –

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of March 31, 2012	As of December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$21,401	$34,280
Short-term deposits	18,000	18,000
Restricted deposit	1,901	2,223
Funds held in escrow	5,961	5,961
Accounts receivable	4,443	4,965
Unbilled revenue	3,210	3,778
Inventory	2,922	2,144
Other current assets	1,509	922
Total current assets	59,347	72,273
Property and equipment, net	797	635
Severance assets	2,778	2,620
Restricted deposit	274	271
Intangible assets, net	10,023	4,780
Goodwill	6,815	4,637
Deferred taxes	404	440
Other assets	217	149
Total assets	$80,655	$85,805
LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term debt	$464	$677
Accounts payable	1,981	2,052
Accrued payroll, payroll taxes and social benefits	1,821	1,907
Other current liabilities	5,833	7,420
Total current liabilities	10,099	12,056
Long-term liabilities:
Accrued severance	4,054	3,837
Long-term debt	117	141
Other long-term liabilities	236	204
Total long-term liabilities	4,407	4,182
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 30,000,000 shares; Issued –18,325,529 and 18,688,837 shares at December 31, 2011 and March 31, 2012, respectively	186	183
Additional paid-in capital	85,973	84,614
Warrants	153	427
Accumulated deficit	(17,200)	(13,022)
Treasury stock, at cost – 801,920 shares at December 31, 2011 and March 31, 2012	(3,036)	(3,036)
Accumulated other comprehensive income	680	485
Total Acorn Energy, Inc. shareholders’ equity	66,756	69,651
Non-controlling interests	(607)	(84)
Total equity	66,149	69,567
Total liabilities and equity	$80,655	$85,805

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT NET INCOME (LOSS) PER SHARE DATA)

	Three months ended March 31,
	2012	2011
Revenues:
Projects	$3,036	$2,348
Products	980	620
Services	219	127
Total revenues	4,235	3,095
Cost of sales:
Projects	2,246	1,467
Products	654	357
Services	124	97
Total cost of sales	3,024	1,921
Gross profit	1,211	1,174
Operating expenses:
Research and development expenses, net of credits	1,318	490
Selling, general and administrative expenses	4,229	2,743
Total operating expenses	5,547	3,233
Operating loss	(4,336)	(2,059)
Finance expense, net	(23)	(117)
Gain on sale of HangXing	-	492
Loss from continuing operations before taxes	(4,359)	(1,684)
Income tax benefit (expense)	(75)	(65)
Net loss from continuing operations	(4,434)	(1,749)
Loss from discontinued operations, net of income taxes	-	(836)
Non-controlling interest share of loss from discontinued operations	-	232
Net loss	(4,434)	(2,353)
Net loss attributable to non-controlling interests	256	136
Net loss attributable to Acorn Energy, Inc. shareholders	$(4,178)	$(2,217)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders:
From continuing operations	$(0.24)	$(0.10)
From discontinued operations	$-	$(0.03)
Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders	$(0.24)	$(0.13)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted	17,680	17,449
Dividends declared per common share	$0.035	$-